Exhibit 10.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT OF
A.H.O.S.P.E. EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

This Share Purchase Agreement (“Agreement”) is entered into as of December 12, 2013, by and among:

ROBERTO MEDINA, Brazilian, single, advertising businessman, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Paisagista José Silva de Azevedo Neto No. 200, block 1, suite 205, Empreendimento O², Barra da Tijuca, bearer of Identity Card issued by IFP/RJ under No. 01.952.064-2 and enrolled with the Individual Taxpayers Register (“CPF/MF”) under No. 034.653.737-15 (“Roberto”);

RUBEM MEDINA, Brazilian, married, economist, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida das Américas No. 4430, suite 204 — part, bearer of Identity Card issued by IFP/RJ under No. 01.641.538-2 and enrolled with the CPF/MF under No. 007.525.687-87 (“Rubem”);

ROBERTA MEDINA, Brazilian, married, advertising businesswoman, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Paisagista José Silva de Azevedo Neto No. 200, block 1, suite 205, Empreendimento O², Barra da Tijuca, bearer of Identity Card issued by IFP/RJ under No. 09.937.615-4 and enrolled with the CPF/MF under No. 073.284.507-62 (“Roberta”);

RODOLFO MEDINA, Brazilian, married, businessman, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Paisagista Silva José de Azevedo Neto No. 200, block 1, suite 205, Empreendimento O², Barra da Tijuca, bearer of Identity Card issued by the IFP/RJ under No. 099376147-0 and enrolled with the CPF/MF under No. 073.915.557-11 (“Rodolfo”);

MARCELLA FERNANDES CHULAM, Brazilian, single, student, with commercial address in City of Rio de Janeiro, State of Rio de Janeiro, at Avenida das Américas No. 4430, suite 204 — part, bearer of Identity Card issued by DETRAN under No. 020.324.343-1 and enrolled with the CPF/MF under No. 103.078.447-73 (“Marcella”); and

FILIPE FERNANDES CHULAM, Brazilian, single, business administrator, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, State of Rio de Janeiro, at Avenida das Américas No. 4430, suite 204 — part, bearer of Identity Card issued by IFP/RJ under No. 10908645-4 and enrolled with the CPF/MF under No. 091.564.147-06 (“Filipe” and, collectively with Roberto, Rubem, Roberta, Rodolfo and Marcella, hereinafter referred to collectively as “Sellers”);

and:

SFX ENTERTAINMENT INC., a corporation with its principal place of business at 430 Park Avenue, 6th Floor, New York City, New York 10022, herein represented by Robert FX Sillerman, Chief Executive Officer, pursuant to its bylaws (“Purchaser” and, collectively with the Sellers, “Parties” or “Party” individually);

and further, as intervening parties (the “Intervening Parties”):

LIONEL CHULAM, Brazilian, married, economist, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida das Américas No. 4430, suite 204 — part, bearer of Identity Card issued by the IFP/RJ under No. 3.184.619, enrolled with the CPF/MF under No. 341.356.697-00 (“Lionel”),

A.H.O.S.P.E. EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a sociedade por ações with its principal place of business in the City of São Paulo, State of São Paulo, at Rua Pamplona No. 818, 9º Andar, conjunto 92, Bairro Jardim Paulista, CEP 01405-001, enrolled with the CNPJ/MF under No. 19.165.784/0001-36, herein represented pursuant to its bylaws (“Holdco” or “Company”); and

ROCK WORLD S.A., a sociedade por ações with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Paisagista José Silva de Azevedo Neto No. 200, block 1, suite 205, Empreendimento O², Barra da Tijuca, enrolled with the CNPJ/MF under No. 13.212.200/0001-50 (“Rock World”);

WHEREAS

A.                                   Rock World is a Brazilian company engaged in the entertainment business, concentrating the businesses, contracts, assets and rights used in the organization of Music Festivals (as defined in Section 1.1 below) held under the “Rock in Rio” name and/or using any of the “Rock in Rio” trademarks (“Rock in Rio Festivals”), including trademarks and other intellectual property rights and the RW Subsidiaries (as defined in Section 1.1 below), as well as all knowledge, expertise and know-how relating to the organization and execution of the Rock in Rio Festivals (“Rock in Rio Business”);

B.                                   The Sellers own together, as of this date, four million and seven hundred and thirteen and eight hundred and thirteen (4,713,813) shares of Rock World representing fifty percent (50%) of the total issued and outstanding shares of Rock World;

C.                                   IMX Live S.A. (“IMX”) owns, as of this date, four million and seven hundred and thirteen and eight hundred and thirteen (4,713,813) shares of Rock World representing fifty percent (50%) of the total issued and outstanding shares of Rock World;

D.                                   Roberto has the right to acquire shares of Rock World held by IMX representing thirty percent (30%) of the total outstanding shares of Rock World under the IMX Option (as defined below);

E.                                    Under an option agreement entered into as of November 21, 2013, between the Sellers and the Purchaser, the Purchaser has the right to acquire a number of common shares of Holdco representing fifty percent (50%) of the total issued and outstanding shares of Holdco (“SFX Option”);

F.                                     The Purchaser will purchase and acquire from Sellers, directly and indirectly, forty percent (40%) of the total issued and outstanding shares of Rock World, in accordance with the terms and conditions set forth in this Agreement;

G.                                   Roberto agrees to assign to Holdco the right to acquire shares of Rock World held by IMX representing thirty percent (30%) of the total outstanding shares of Rock World under the IMX Option (as defined below) and Purchaser agrees to provide the necessary funds in order to allow Holdco to exercise such right and to pay the exercise price to IMX under the IMX Option (as defined below), it being understood that the IMX Option shall not be exercised sooner than December 17, 2013 (the “IMX Option Exercise Date”); and

H.                                  Purchaser and Sellers agree to create a holding company to hold the shares of Rock World held by each of them as a result of the transactions contemplated in this Agreement (Holdco) and to exercise their rights over Rock World through such holding company by means of a shareholders agreement to be executed by Purchaser and Sellers on the Closing Date (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the Parties hereto agree to enter into this Agreement, upon which terms and conditions the sale of the Shares (as defined in Section 2.2 below) by Sellers to Purchaser shall be governed, pursuant to the following provisions:

I.             DEFINITIONS

1.1          Definitions.  As used herein, the following terms shall have the following meanings:

“Action” means any litigation, action, suit, proceeding, condemnation, investigation, judicial or administrative claim, by or before any court or other Governmental Authority, or any arbitration proceeding.

“Affiliate” means, with respect to any specified Person, any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreement” is defined in the preamble.

“Applicable Law” means any statute, law, regulation, rule, ruling, order, writ, injunction or decree of or by any Governmental Authority applicable to such Person or its business, properties or assets.

“Basket Amount” means an amount equal to three million Reais (R$3,000,000.00), adjusted annually in accordance with the CDI.

“Better World Espanha” means Better World SL, Sociedad Unipersonal.

“Better World Portugal” means Better World — Comunicação, Publicidade e Entretenimento S.A.

“Business Day” means any day (excluding Saturdays and Sundays) on which commercial banks generally are open in Rio de Janeiro for the transaction of normal banking business.

“Cap” is defined in Section 8.4(b).

“CDI” means an interest rate, expressed as an annual percentage, equal to the result of compounding (on a daily basis) and calculated based upon a year of two hundred and fifty-two (252) business days, the interest rate for Interbank Certificates of Deposit (Certificados de Depósitos Interbancários - CDI) of one Business Day published under the name “DI Rates - extra-group transactions” (Taxa DI - over extra grupo) by the Securities Custody and Settlement Center (CETIP S.A. — Mercados Organizados) or any reference rate of the National Financial System (Sistema Financeiro Nacional) that may replace it.

“Closing” is defined in Section 4.1 below.

“Closing Date” is defined in Section 4.1 below.

“Companies” means the Company and the Subsidiaries.

“Company” means Holdco.

“Company Persons” means (a) each consultant or independent contractor of any of the Companies who is a natural person and is paid compensation in excess of (one hundred thousand Reais (R$100,000.00) per annum; and (b) each director, officer and employee of any of the Companies.

“Confidential Information” is defined in Section 10.1 below.

“Control” means, with respect to a given company or Person, (i) the ownership of shareholders’ rights which ensure to its owner, in a permanent manner, the majority of the votes in the company’s resolutions and the power to elect the majority of the Person’s management; and (ii) the actual use of such power to direct the company’s activities and to guide the operation of the Person’s bodies, as provided in article 116 of Law No. 6404, of December 15, 1976, as amended from time to time (Corporations Law). The expressions and terms “Controlling”, “Controlled by”, “under common Control” and “Controlled” have the meanings logically arising out of the definition of “Control”.

“De Minimus Amount” means an amount equal to fifteen thousand Reais (R$15,000.00), adjusted annually in accordance with the CDI.

“De Minimus Loss” has the meaning of Section 8.4(a).

“Encumbrance” means any and all burden and/or encumbrances of any nature, including, but not limited to guarantee, security interest, hypothecation, collateral, mortgage on security interest on another party’s property (direito real sobre coisa alheia), restriction, attachment (penhora), injunction, right to future credit, easement, charge, usufruct, trust, fiduciary assignment of rights, attachment, pledge, option, preemptive right, priority right, right of first refusal caução, alienação fiduciaria or cessão fiduciaria, or adverse claim of any nature. The Subsidiaries’ Shareholders Agreements, the shareholders agreement among the Sellers, the Existing Shareholders Agreement of Rock World/New Shareholders Agreement of Rock World and the IMX Option are not considered an “Encumbrance” under this Agreement.

“Escrow Agent” is defined in Section 2.4 below.

“Escrow Agreement” is defined in Section 2.4 below.

“Escrow Cash” is defined in Section 2.4 below.

“Escrow Arrangement” means the execution by the Parties and the Escrow Agent of the Escrow Agreement and the deposit of the full amount of the Escrow Cash by the Purchaser in the Escrow Account no later than two (2) Business Days prior to the Closing Date.

“Executive Officers of Rock World” means Luis Justo, Roberta Coelho and Lionel Chulam.

“Existing Shareholders’ Agreement of Rock World” means the Shareholders’ Agreement of Rock World, entered into on September 28, 2012, between the Sellers and IMX.

“Family Group” means each of the Roberto’s Family Group, the Rubem’s Family’s Group and the Chulam’s Family Group, as defined in Schedule 5.

“Financial Statements” is defined in Section 5.8 below.

“Fundamental Representations of the Sellers” mean the representations and warranties of the Sellers of Sections 5.1, 5.2, 5.3, 5.4(B), 5.5, 5.6 and 5.23 below.

“GAAP” means generally accepted accounting principles applicable in the country for which any particular financial statements of the Company and the Subsidiaries is prepared, as in effect on the date of this Agreement.

“GAAS” means generally accepted auditing standards in the United States.

“Governmental Authority” means any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Holdco Shareholders’ Agreement” means the Shareholders’ Agreement of Holdco to be entered into by and among Purchaser and the Sellers on the Closing Date in the form provided in Schedule 4.2(g) hereto.

“ICC Rules” is defined in Section 11.2 below.

“IMX” means IMX Live S.A.

“IMX Option” means the Contrato de Opção de Compra de Ações de Emissão da Rock World S.A. entered into by and between Roberto and IMX on November 4, 2013 which grants Roberto (or any assignee designated by Roberto) the right to acquire shares of Rock World held by IMX representing thirty percent (30%) of the total and outstanding shares of Rock World.

“Indemnified Claim” is defined in 8.5(b) below.

“Indemnified Party” is defined in 8.5(a) below

“Indemnifying Party” is defined in Section 8.5(a) below.

“Intellectual Property Assets” is defined in Section 5.12.

“Intellectual Property Registrations” is defined in Section 5.12 below.

“Knowledge” means the actual knowledge (and not any constructive or imputed knowledge, but after due inquiry) of any fact, circumstance or condition. Sellers shall be deemed to have “Knowledge” of any matter if such matter shall be actually known to Roberto Medina or to any of the Executive Officers of Rock World.

“Letter of Credit” is defined in Section 2.4 below.

“Losses” means any and all claims, liabilities, losses, causes of action, fines, penalties, costs and expenses, including reasonable attorneys’ fees and court costs, excluding, however, any indirect, incidental, consequential, moral or punitive damages, or damages on account of lost profits, revenues or opportunities or diminution in value, provided, that in calculating Losses, no provision or adjustment shall be made for any multiple of earnings, provided, further, that such exclusions shall not apply (and will thus be subject to indemnification hereunder) where they are paid to third parties by the Indemnified Party.

“Material Adverse Effect” means any change or variation in and any event, fact, circumstance, development or effect on the Rock in Rio Business, the Company or the Subsidiaries in the aggregate, that has had (i) a material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities of the Company or the Subsidiaries, taken as a whole, or (ii) any effect that prevents the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall exclude any change or effect arising out of or related to (and other than arising out of the gross negligence or willful misconduct of the Sellers or any violation by the Sellers of the terms of this Agreement): (a) a change in Law, GAAP or other accounting standards, principles or interpretations thereof applicable to the Rock in Rio Business, the Company or the Subsidiaries, (b) changes generally applicable to financial, economic, political or similar conditions (including acts of war, armed hostilities, terrorism, weather conditions or any other force majeure) in Brazil or any other country, (c) changes or conditions generally applicable in the industries in which the Rock in Rio Business, the Company or the Subsidiaries operate (it being understood that in any controversy concerning the applicability of the preceding exceptions, the Sellers shall have the burden of proof with respect to the elements of such exceptions); (d) any actions taken, or failure to take action, or such other changes, in each case, which Purchaser has approved, consented to or requested in writing, (e) any failure by any of the Company or the Subsidiaries to meet their internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, or (f) any matters disclosed in the Schedules (including the reasonably foreseeable impact thereof); provided, in the case of clauses (a), (b) and (c), that such conditions or changes do not have a disproportionate impact on the Business, the Company or any of the Subsidiaries relative to other participants in such industries.

“Material Assets” means (i) the Intellectual Property Assets; (ii) seven million and five hundred and forty-two and one hundred (7,542,100) shares of Rock World, representing eighty percent (80%) of the total and outstanding capital stock of Rock World to be owned by Holdco on the Closing Date; (iii) equity interest in Better World Portugal representing one hundred percent (100%) of the total and outstanding capital stock of Better World Portugal; (iv) equity interest in Better World Espanha representing one hundred percent (100%) of the total and outstanding capital stock of Better World Espanha;  (v) equity interest in RIR Madrid representing sixty percent (60%) of the total and outstanding capital stock of RIR Madrid; and (vi) equity interest in Rock Official representing fifty percent (50%) of the total and outstanding capital stock of Rock Official.

“Material Agreements”  means any contract (including all amendments thereto): (a)  which involves or may reasonably be expected to involve the expenditure or receipt by Rock World and/or any Subsidiary of more than five hundred thousand Reais (R$500,000.00) annually; (b) which evidences, secures or relates to any indebtedness of any kind of either Rock World and/or any Subsidiary involving more than five hundred thousand Reais (R$500,000.00); (c) under which either Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding five hundred thousand Reais (R$500,000.00); (d) any partnership, joint venture or other similar agreement involving a sharing of profits or expenses by either of the Subsidiaries with respect to the Material Assets in excess of five hundred thousand Reais (R$500,000.00) annually; (e) which relates to the ownership, license, assignment, reproduction, distribution, performance, display, creation or use of any Intellectual Property Assets by either Subsidiary (other than non-exclusive licensing in the ordinary course of business that does not exceed a term of two (2) years); and (f) which restricts the ability of either Subsidiary to carry on business anywhere in the world.

“Music Festival” means a set of events whose main attraction is music, open to the public in general, which may involve secondary attractions of a different nature, social and commercial activities involving foods, beverages and other products, as well as services in general and involving a variety of different music attractions, musicians and music bands.

“New Shareholders’ Agreement of Rock World” means a shareholders’ agreement to be entered between the Company and IMX to regulate IMX rights as a minority shareholder of Rock World, in a form to be mutually agreed between the Sellers and IMX, provided that the Purchaser and the Sellers in their capacity as shareholders of the Company will not be treated differently under such shareholders’ agreement.

“Organizational Documents” means any charter, certificate of incorporation, memorandum or articles of association, bylaws, operating agreement or similar formation or governing documents and instruments, and shareholder or similar agreements.

“Parties” is defined in the preamble.

“Party” is defined in the preamble.

“Permits” is defined in Section 5.14 below.

“Person” means any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization, whether or not a legal entity.

“Purchase and Sale” is defined in Section 2.1 below.

“Purchase Price” is defined in Section 2.2 below.

“Purchaser” is defined in the preamble.

“Purchaser Indemnified Party” is defined in Section 8.1 below.

“Real” means a Brazilian Real.

“Real Estate” is defined in Section 5.19 below.

“Related Parties” means any Person which is: (i) the Sellers and/or Lionel; (ii) an antecessor, descendent or collateral up to the second level of any of the Sellers, Lionel or their respective spouses; (iii) the estate of any individuals indicated in item “i” above; and (iv) any company which the Persons mentioned in items “i”, “ii” or “iii” above Control.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, employee, agent, consultant, accountant or other representative of such Person.

“RIR Madrid” means Rock in Rio Madrid S.A.

“Rock in Rio Business” means the entirety of the businesses, contracts, assets and rights which are comprised in the organization of Rock in Rio Festivals, including trademarks and other intellectual property rights and the Rock World and the Subsidiaries, as well as all Knowledge, expertise and know-how relating to the design, organization, and execution of the foregoing activities.

“Rock in Rio Festivals” means Music Festivals held under the “Rock in Rio” name and/or using any of the “Rock in Rio” trademarks.

“Rock Official” means Rock Official Comércio de Roupas Ltda.

“Rock World” means Rock World S.A.

“RW Shares” means, seven million and five hundred and forty-two and one hundred  (7,542,100) shares issued by Rock World, representing eighty percent (80%) of the total and outstanding capital stock of Rock World.

“RW Subsidiaries” means Better World Portugal, Better World Espanha, RIR Madrid and Rock Official.

“Sellers” is defined in the preamble.

“Seller Indemnified Party” is defined in Section 8.2.

“Seller Indemnified Parties” is defined in Section 8.28.2 below.

“SFX Option” means the Option Agreement entered into as of November 21, 2013, as amended on the date hereto, between the Sellers and the Purchaser, whereby the Purchaser has the right to acquire a number of common shares of Holdco representing fifty percent (50%) of the total issued and outstanding shares of Holdco and, indirectly, forty percent (40%) of the total issued and outstanding shares of Rock World.

“Shares” is defined in Section 2.2 below.

“Subsidiaries” means RW and RW Subsidiaries.

“Subsidiaries Shareholders’ Agreement” means, together, (i) the Shareholders’ Agreement of RIR Madrid, entered into on January 16, 2007 between Better World Portugal and Live Nation España, S.L. (formerly Gamerco S.A.); and (ii) the Existing Shareholders’ Agreement of Rock World.

“Taxes” means, pursuant to Applicable Law, any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, due to any Governmental Authority, whether disputed or not, which taxes shall include, without limiting the generality of the foregoing, all income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, such tax taken to include surtax, capital gains tax, tax on profits, tax on gross receipts, withholding tax, license charges or taxes, taxes on stock, sales and use taxes, ad valorem taxes, value added tax, custom duties, excise taxes and duties, franchise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer Taxes, customs, tariffs, social security and retirement fund contributions, imposts, fees, duties, assessments, withholdings or charges of any kind (including, for example, ITR, IRPJ, CSL, PIS, COFINS, ISS, INSS and FGTS).

“Tax Return” means any and all returns, reports, declarations, statements, bills, schedules, claims for refund or written information of or with respect to any Tax which is required to be supplied to any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transition Period” is defined in Section 7.1 below.

“Uncapped Sellers Indemnity Obligations” means the Fundamental Representations and the material covenants of Sellers under this Agreement.

II.                                  PURCHASE AND SALE

2.1                              Purchase and Sale.  At Closing, upon the terms and conditions set forth in this Agreement, Sellers shall sell and transfer, or cause to be sold and transferred, to Purchaser, and Purchaser shall acquire from Sellers, all of the Shares (the “Purchase and Sale”), free and clear of all Encumbrances and with all rights attaching thereto (except for the dividends to be distributed by the Subsidiaries in respect of the fiscal year ended in December 31, 2013, which are to be distributed to the Sellers and to the other shareholders of the respective Subsidiary at time of distribution, in compliance with Applicable Law).

2.2                              Purchase Price.  Subject to the terms and conditions of this Agreement, and in consideration of the transactions described in this Agreement, the purchase price to be paid by Purchaser for the Shares (as defined in item (b) below) shall be equal to one hundred and fifty million Brazilian Reais (R$150,000,000.00) (“Purchase Price”), divided as follows:

(a)                                 An amount in Reais to be informed by the Representative of the Sellers to the Purchaser no later than 2 (two) Business Days before the Closing Date (“Primary Purchase Price”) to be paid by Purchaser in a capital increase of the Company on the Closing Date (as defined in Section 4.1 below), in exchange for shares issued by the Company representing twenty five percent (25%) of the total and outstanding capital stock of the Company (“Shares of the Capital Increase”); and

(b)                                 An amount in Reais to be informed by the Representative of the Sellers to the Purchaser no later than 2 (two) Business Days before the Closing Date equal to the balance between the Purchase Price and the Primary Purchase Price (“Secondary Purchase Price”) to be paid by Purchaser to each of the Sellers in accordance with Section 2.3 below, in exchange for shares issued by the

Company representing twenty five percent (25%) of the total and outstanding capital stock of the Company (“Shares of Sellers” and, together with the Shares of the Capital Increase, “Shares”).

2.3                               Payment of Purchase Price.  Purchaser shall pay the Purchase Price on the Closing Date, directly or by means of the distribution of the Escrow Cash, as provided in Section 2.4 below, in any case by means of wire transfers of immediately available funds (TED) in the amounts and to the accounts specified below:

(a)                                 Capital increase of the Company: the full amount of the Primary Purchase Price to a bank account in the name of the Company to be informed by the Representative of the Sellers to the Purchaser no later than 2 (two) Business Days before the Closing Date;

(b)                                 Roberto: an amount in Reais corresponding to 45% (forty five percent) of the Secondary Purchase Price, in accordance with the following wire transfer instructions: Banco Citibank S.A., agency 37, account No. 3704556-3;

(c)                                  Rubem: an amount in Reais corresponding to 10% (ten percent) of the Secondary Purchase Price, in accordance with the following wire transfer instructions: Itaú Unibanco S.A., agency 3831, account No. 00623-8;

(d)                                 Rodolfo: an amount in Reais corresponding to 11.25% (eleven point twenty five percent) of the Secondary Purchase Price, in accordance with the following wire transfer instructions: Itaú Unibanco S.A., agency 3752, account No. 02873-2;

(e)                                  Roberta: an amount in Reais corresponding to 11.25% (eleven point twenty five percent) of the Secondary Purchase Price, in accordance with the following wire transfer instructions: Banco BTG Pactual S.A., agency 001, account No. 138571;

(f)                                   Marcella: an amount in Reais corresponding to 11.25% (eleven point twenty five percent) of the Secondary Purchase Price, in accordance with the following wire transfer instructions: Banco BTG Pactual S.A., agency 001, account No. 79384; and

(g)                                  Filipe: an amount in Reais corresponding to 11.25% (eleven point twenty five percent) of the Secondary Purchase Price, in accordance with the following wire transfer instructions: Banco BTG Pactual S.A., agency 001, account No. 79385.

2.4                               The SFX Option is hereby exercised by delivery to the Sellers of the original of an irrevocable and unconditional standby letter of credit issued by Deutsche Bank

AG New York Branch and confirmed by Deutsche Bank S.A. — Banco Alemão, a copy of which is attached hereto as Schedule 2.4 (“Letter of Credit”), which cannot be drawn prior to January 4, 2014 and in any event not sooner than two (2) Business Days prior to the Closing Date. Sellers’ Representative (acting on behalf of the Sellers), the Purchaser and Holdco shall enter into an escrow agreement (the “Escrow Agreement”) with Deutsche Bank S.A. — Banco Alemão (or other first tier Brazilian financial institution agreed by the Parties, the “Escrow Agent”) within 60 (sixty) days from the date hereof, pursuant to which the Purchaser will deposit or cause to be deposited into the escrow account in Brazil (“Escrow Account”), no later than two (2) Business Days prior to the Closing Date, the full amount of the Purchase Price (the “Escrow Cash”) and the Sellers’ Representative shall deliver the original Letter of Credit to the Purchaser for cancellation. If the Escrow Agreement is not fully implemented and the Letter of Credit is not renewed for additional three (3) months by March 15, 2014, the Company may draw on the full amount of the Letter of Credit.  The Escrow Agreement will provide that distribution of the Escrow Cash shall be made by the Escrow Agent to Holdco and to the Sellers, in immediately available funds (TED) and according to the instructions provided in Section 2.3 above, no later than noon São Paulo time of the same day of delivery to the Escrow Agent of the certificate of the Seller´s Representative to the effect that (i) the IMX Notice has been delivered as described in Section 4.1.3 below,  (ii) the closing act described in Section 4.2(e) has been completed, and (iii) that upon transfer of the Escrow Cash in accordance with Section 2.3 of the Share Purchase Agreement there remains only the ministerial act contemplated by Section 4.2(f) of the Share Purchase Agreement, which will be effected immediately after such transfer either by IMX’s physical participation in the Closing on the Closing Date or by the Sellers’ exercise of a power-of-attorney to transfer the Shares of IMX contained in the IMX Option that is effective and can be used on the Closing Date.  Roberto as Representative of the Sellers shall provide SFX with a statement duly signed by Roberto substantially in the form of Schedule 2.4 hereto. Purchaser undertakes to keep the Letter of Credit in full force and effect until (and including) the date when the Escrow Arrangement is fully completed or the Closing Date, whichever occurs first.  The Sellers agree not to use the power-of-attorney to transfer the Shares of IMX contained in the IMX Option without the written consent of Purchaser, unless such power-of-attorney is effective and can be used on the Closing Date.

III.                             CONDITIONS TO CLOSING

3.1                              Condition to Each Party’s Obligation.  The respective obligations of Sellers, on the one hand, and Purchaser, on the other hand, to effect the Closing (as defined in Section 4.1 below), shall be subject to satisfaction or waiver, to the extent permitted by Applicable Law, of the following condition on or prior to the Closing Date:

(a)                                 No Statute or Ruling.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority, and there shall be no order, ruling, decree or injunction of a court of competent jurisdiction in effect, which makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

3.2                              Condition to Obligations of Purchaser to Effect the Closing.  The obligations of Purchaser to effect the Closing shall be further subject to the satisfaction or waiver, to the extent permitted by Law, of the following condition on or prior to the Closing Date:

(a)                                 IMX Option Exercise.  The IMX Option shall have been timely exercised as provided in Section 4.1.1 below, but not sooner than the IMX Option Exercise Date.

(b)                                 The foregoing condition in this Section 3.2 is for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

3.3                              Condition to Obligation of Sellers to Effect the Closing.  The obligations of Sellers to effect the Closing shall be subject to satisfaction or waiver of the following condition on or prior to the Closing Date:

(a)                                 Guarantee of Payment. Purchaser shall deliver to the Sellers the Letter of Credit, which is on the date hereof (and will remain until Closing) in full force and effect.

(b)                                 The foregoing condition in this Section 3.3 is for the sole benefit of Sellers and may be waived by Sellers, in whole or in part, at any time and from time to time in the sole discretion of Sellers. The failure by Sellers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

IV.                              CLOSING OF THE TRANSACTION

4.1                              Closing.  The Closing of the Purchase and Sale (the “Closing”) shall be held at the offices of Pinheiro Guimarães Advogados, at Avenida Rio Branco 181, 27º andar, Rio de Janeiro, State of Rio de Janeiro, at 11 a.m. on the same date of the closing of the IMX Option and not earlier than January 4, 2014, provided that all preliminary steps described in Sections 4.1.1 through 4.1.5 below have been taken (the “Closing Date”).

4.1.1                     Fulfillment of Condition to Obligations of Sellers to Effect the Closing. Not earlier than December 18, 2013 and not later than December 19, 2013, Roberto shall assign to Holdco all of his rights and obligations under the IMX Option by executing the assignment substantially in the form of Schedule 4.1.1(a) hereto and Holdco shall exercise the IMX Option in full by sending a notice substantially in the form of Schedule 4.1.1(b) hereto (“IMX Notice”) to the e-mail address alan.adler@imx.com.br, as provided in the IMX Option, a copy of the executed assignment substantially in the form of Schedule 4.1.1(a) and of such e-mail serving as evidence of exercise of compliance with the obligations set forth in this Section 4.1.1 and the condition set forth in Section 3.2(a) above.

4.1.2                     Upon delivery of the IMX Option by Holdco as provided in Section 4.1.1 above, the Parties automatically (without the need for any further action, notice or document) assume an unconditional, irrevocable and irreversible obligation to close the transactions contemplated in this Agreement and termination is no longer available to any Party, except in case of proven fraud or willful misconduct by a Party, as declared by a competent court or arbitral tribunal by a decision not subject to appeal. As a result, Clause 9 below in no longer valid or in effect.

4.2                              Closing Deliveries. At Closing, the Parties shall perform the following acts and shall deliver or cause to be delivered the following documents, which shall be deemed to have concurrently occurred:

(a)       the Purchaser shall subscribe the Shares of the Capital Increase, execute a Shareholders’ Meeting of the Company approving such capital increase, substantially in the form provided in Schedule 4.2(a) hereto, and pay the Primary Purchase Price as described in Section 2.2(a) above in immediately available funds, in accordance with Section 2.3 above;

(b)       the Purchaser shall pay to the Sellers the Secondary Purchase Price as described in Section 2.2(b) above, in immediately available funds, in accordance with Section 2.3 above;

(c)       each of the Sellers shall deliver to the Purchaser a receipt of the portion of the Secondary Purchase Price paid directly to such Sellers, substantially in the form provided in Schedule 4.2(c) hereto;

(d)       the Sellers shall transfer the Shares of Sellers to the Purchaser by executing the relevant transfer orders in the Share Transfer Registry Book (Livro de Registro de Transferência de Ações Nominativas) of the Company, duly signed by the Sellers and shall deliver to the Purchaser a copy of the transfer terms;

(e)       the Sellers shall cause the Company to make the relevant annotations in the Share Registry Book (Livro de Registro de Ações Nominativas) of the Company, reflecting the ownership of the Shares by Purchaser and shall deliver to the Purchaser a copy of the relevant annotation;

(f)       the Sellers shall deliver to the Purchaser a copy of (1) the relevant transfer order in the Share Transfer Registry Book (Livro de Registro de Transferência de Ações Nominativas) of Rock World, reflecting the transfer of the Shares in Rock World to the Company; and (2) the relevant annotations in the Share Registry Book (Livro de Registro de Ações Nominativas) of Rock World reflecting the ownership of the Shares in Rock World by the Company;

(g)       the Purchaser and Sellers shall execute the Company Shareholders’ Agreement substantially in the form provided in Schedule 4.2(g) hereto;

(h)       the Purchaser and Sellers shall hold and cause to be held pursuant to the Shareholders’ Agreement of the Company (1) a Shareholders’ Meeting of the Company and a Shareholders’ Meeting of Rock World substantially in form of Schedules 4.2(h)(1) and 4.2(h)(2) hereto to (i) approve amendment of the by-laws of the Company and Rock World, respectively; (ii) approve election of the members of the Board of Directors of the Company and Rock World; and (2) a Board of Directors’ Meeting of the Company and a Board of Directors’ Meeting of Rock World to approve election of the officers of the Company and Rock World;

(i)        the Purchaser and Sellers shall execute a pledge agreement of the Pledged Interests, as provided in Section 8.8 below, substantially in the form of Schedule 4.2(i) herein; and

(j)        Roberto and the Company shall execute an employment agreement, substantially in the form of Schedule 4.2(j) herein.

V.                                   REPRESENTATIONS AND WARRANTIES OF SELLERS.

5.                                     The Sellers each hereby severally and jointly, within each Family Group pursuant to Schedule 5 hereto, represent and warrant to Purchaser that the statements contained in this Article V are true and correct as of the date of this Agreement and as of the Closing Date (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the disclosure schedules delivered by the Sellers to Purchaser concurrently with the execution of this Agreement (the “Sellers Disclosure Schedules”).  The disclosures in the Schedules are to be taken as relating to the representations and warranties of Sellers with respect to the Company and the Subsidiaries as a whole, notwithstanding the fact that the Schedules are arranged by sections corresponding to the sections in this Agreement or that a particular Section of this Agreement makes reference to a specific Section of the Schedules and notwithstanding that a particular representation and warranty may not make a reference to the Schedules. The disclosures in each Section of the Schedules are disclosures for the corresponding section of this Agreement and, to the extent that the relevance of such disclosure is reasonably apparent on its face, disclosures to each other Section of this Agreement.

5.1                              Authority.  Sellers and Intervening Parties have the necessary authority and, as applicable, corporate power and to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Sellers and Intervening Parties and constitutes legal, valid, and binding obligations of Sellers, enforceable against the Sellers in accordance with its respective terms.

5.2                              Organization.  The Company and each of the Subsidiaries is an entity duly incorporated or organized and validly existing and in good standing under the laws of its jurisdiction of organization. All corporate actions taken by the Company and each of the Subsidiaries have been duly authorized, and the Company and each of the Subsidiaries has not taken any action that in any material respect conflicts with, or constitutes a material default under, or results in a material violation of, any provisions of its certificate of association or by-laws or similar Organizational Documents. The Company and each of the Subsidiaries has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.3                              Title to Shares.  (A) Schedule 5.3(a) provides an accurate description of the ownership structure for each of the Company and the Subsidiaries as of this date and as of the Closing Date. (B) Sellers are the sole owners of the Shares, and the Company as of the Closing Date will be, owner of the RW Shares, and the Shares and the RW Shares have been validly issued and are free and clear of any and all Encumbrances.  RW owns the shares of the other Subsidiaries free and clear of any and all Encumbrances.  Except for this Agreement, and except as provided in Schedule 5.3(B), Sellers have not entered into any contract or commitment providing for the direct or indirect sale of the Shares, the RW Shares, the shares issued by the RW Subsidiaries, or the rights relating thereto. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company, RW or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

5.4                              Action. Except as set forth in Schedule 5.4, there is no (A) Action pending or, the Sellers’ Knowledge, threatened by or against or relating to the Company and the Subsidiaries that is likely to result in a judgment adverse to such party in excess of five thousand Reais (R$5,000.00) or, notwithstanding the amount in controversy, that is expected to have a Material Adverse Effect on the Rock in Rio Business;  (B) Action pending or, to the Sellers’ Knowledge, threatened by or against or relating to the issuance or ownership of the Shares or the RW Shares, which may, in any way, prevent the consummation of the Purchase and Sale, or could affect the legality, validity or enforceability of this Agreement. The Company has not issued any securities other than the Shares and Rock World has not issued any securities other than RW Shares.

5.5                              Holdco. Holdco has no assets and liabilities and has not engaged in any activity or business prior to the Closing Date other than the ownership of the RW Shares on Closing Date and activities directly incidental thereto.

5.6                              No Conflict.  Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof by Sellers (A) violate, conflict with or result in the breach of or default under any material provision of the certificate of incorporation, by-laws or other similar governing documents of the Company and the Subsidiaries; (B) violate, conflict with or result in the breach of or default under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares, pursuant to, any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Sellers, the Company or any of the Subsidiaries is a party or by which any of the Shares or any of the assets or properties of the Company or the Subsidiaries is bound or affected; or (B) violate any Applicable Law or Governmental Order applicable to Sellers, to the Company or to any of the Subsidiaries or any of the Material Assets.  The execution and delivery of this Agreement by each of the Sellers does not, and the performance of this Agreement by each of the Sellers will not, require any consent, approval, order, permit, or authorization from any Governmental Authority, except for the approval of the acquisition by CADE under the IMX Option.

5.7                              Books and Records.  The Company and the Subsidiaries have all required and/or necessary corporate books, books of account and other financial records under Applicable Law, as applicable, which in all material respects: (a) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with accounting practices, (b) were prepared and kept on a basis consistent with the past practices; (c) are complete and correct, and do not contain or reflect any inaccuracies or discrepancies; and (d) have been maintained in accordance with good business and accounting practices. The share registers of the Company and the Subsidiaries hereto made available to the Purchaser are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same. The corporate minute books and other corporate records of the Company and the Subsidiaries hereto made available to the Purchaser are complete and accurate, except where the failures have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

5.8                              Financial Statements.  (A) Schedule 5.8(A) sets forth true and complete copies of (i) audited consolidated balance sheets of the RW Subsidiaries (except for Rock Official) as at December 31, 2012 (which do not include Holdco) and unaudited individual balance sheets of Rock Official as at December 31, 2012, together with all related notes and schedules thereto, accompanied by the reports thereon of the RW Subsidiaries’ auditors, where such reports were issued, as applicable, (collectively hereinafter referred to as the “Financial Statements”).  The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Subsidiaries, (ii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Subsidiaries as of the respective dates or for the respective periods set forth therein, and (iii) have been prepared in conformity with GAAP consistently applied with the past practices of the Subsidiaries during the periods involved that are necessary for a fair presentation of the consolidated financial condition of the Subsidiaries and the results of the operations of the Subsidiaries as of the dates thereof or for the periods covered thereby. Neither of the Subsidiaries has any material liabilities or obligations (whether known or unknown, absolute, accrued or contingent) except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since December 31, 2012. (B) Attached as Schedule 5.8(B) are copies of pro forma unaudited consolidated balance sheets of the RW Subsidiaries (except for Rock Official) as at September 30, 2013 and the related pro forma consolidated statements of income of the RW Subsidiaries for the nine month period then ended, and and unaudited individual balance sheets of Rock Official as at September 30, 2013. Although such balance sheets and income statements are preliminary in nature, to the best of Sellers’ Knowledge such balance sheets and income statements represent a fair and reasonable estimation of the financial condition and results of operations of the Subsidiaries in all material respects at the date and for the period covered thereby.

5.9                              Conduct of business.  Except as set forth in Schedule 5.9, since December 31, 2012, and except in the ordinary course of business as provisioned and/or reserved for in the financial statements of the Subsidiaries and/or as required by Applicable Law, the Subsidiaries have conducted the Rock in Rio Business only in the ordinary course, and there has not been any:

(a)                                  change in either the Subsidiaries’ authorized or issued capital stock or other equity interests or securities; except for the IMX Option, grant of any stock option or right to purchase shares of capital stock or other equity interests or securities of the Subsidiaries’; issuance of any security convertible into such capital stock or other equity interests or securities; grant of any registration rights; purchase, redemption, retirement, or other acquisition by either Subsidiary of any shares of any such capital stock or other equity interests or securities; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or other equity interests or securities;

(b)                                  payment or increase by either Subsidiary of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee, except in the ordinary course of business, or entry into any employment, severance, or similar Contract with any director or officer of senior management position, except as required under Applicable Law;

(c)                                   damage to or destruction or loss of any Material Asset, not covered by insurance, that could have a Material Adverse Effect on the Rock in Rio Business;

(d)                                  entry into, termination of, or receipt of notice of termination of any Material Contract, except in the ordinary course of business;

(e)                                   sale, lease, or other disposition of any asset or property of the Company (including any of the Intellectual Property Assets) except in the ordinary course of business, or mortgage, pledge, or imposition of any Encumbrance on any Material Asset of the Company (including any of the Intellectual Property Assets);

(f)                                    material transaction not in the ordinary course of business which has had or would reasonably be expected to have a Material Adverse Effect on the Business;

(g)                                   material change in the accounting methods used by the Company and/or any Subsidiary; and

(h)                                  binding agreement, whether oral or written, by either Seller or either Company to do or cause to be done any of the foregoing.

5.10                       Assets.  The Company and the Subsidiaries are the only and legitimate owners of all Material Assets, which are free and clear of any and all Encumbrances.

5.11                       Tax.  The Subsidiaries have (a) in accordance with Applicable Law, timely paid all Taxes (whether or not shown to be due on the Tax Returns) and timely filed with the appropriate Governmental Authorities all Tax Returns; and (b) prepared all Tax Returns correctly and in accordance with applicable Law and such Tax Returns are correct and complete in all material aspects and reflect in all material aspects all liabilities related to Taxes that are required to be shown on such Tax Returns and owed by the Companies for the periods to which they refer. The Subsidiaries have not taken advantage of any amnesty, payment program, rescheduling of payment plan or any similar arrangement regarding Taxes in the previous five (5) years.

5.12                       Intellectual Property.  (A) Set forth on Schedule 5.12(A) is a complete and accurate list of all patents, trademarks, trade names, domain names and copyrights which are material to the Rock in Rio Business as currently conducted (collectively, the “Intellectual Property Assets”).  Except as detailed in Schedule 5.12(A), the Subsidiaries have full right and authority to use all trademarks and trade names used in the Rock in Rio Business. Prior to the date hereof, the Sellers have delivered or made available to the Purchaser true, correct and complete copies of all written agreements relating to Intellectual Property Assets which either Company is licensed or authorized by others to use, or which either Company has licensed or authorized for use by others. (B) Registrations.  Set forth on Schedule 5.12(B) is a complete and accurate list of all trademark registrations, trademark applications, patent registrations, patent applications, copyright registrations and copyright applications of the Subsidiaries (or in process of being transferred to the Subsidiaries) evidencing Intellectual Property Assets (collectively, the “Intellectual Property Registrations”).  Prior to the date hereof, the Sellers have delivered or made available to the Purchaser true, correct and complete copies of each of the Intellectual Property Registrations.

5.13                       Subsidiaries.  The Company and the Subsidiaries do not own or hold, directly or indirectly, any equity or other ownership interest in any corporations, limited liability companies, partnerships, joint ventures or other entities, except for the participations described in Exhibit 5.13.

5.14                       Permits.  Except for those that are not expected to cause a Material Adverse Effect, the Subsidiaries hold all authorizations, permits, licenses, approvals, registries, certificates, operational permits (alvarás), enrollments and receipts required, in accordance with federal, state and municipal legislation, and/or required by Governmental Authorities and entities, in order to conduct, develop and maintain all their operations and activities as currently conducted and developed (collectively “Permits”), which are valid and in effect. There are no proceedings pending or, to

Sellers’ Knowledge, threatened which might reasonably be expected to result in the revocation or termination of any Permit of the Companies.

5.15                       Material Agreements.  Set forth on Schedule 5.15 is a complete and accurate list of all Material Agreements and all amendments, supplements and modifications (whether oral or written) in respect of such Material Agreements. Prior to the execution of this Agreement, the Purchaser has been provided with (i) true and complete copies of all written Material Agreements, together with all amendments, supplements and modifications thereto (and summaries of all oral amendments, supplements and modifications), and (ii) reasonably complete and accurate written descriptions of all oral Material Agreements.  Each Material Contract is valid and binding on the Company and/or the Subsidiary party thereto and, to the Knowledge of the Sellers, on the other parties thereto and is in full force and effect and upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequences.  The Company and/or the Subsidiary party thereto is in material compliance with and is not in breach or violation of, or default under, any Material Contract and, to the Knowledge of the Sellers, no other party to any Material Contract is in breach or violation thereof or default thereunder.  Except as set forth in Schedule 5.15, to the Sellers’ Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Material Contract or (iv) give any entity the right to cancel, terminate or modify any Material Contract.

5.16                       Related Party Transactions.  Except as set forth on Schedule 5.16, there are no contracts, agreements, arrangements, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which any of the Subsidiaries, on the one hand, and any Seller or Related Parties on the other hand, is or has been a party or otherwise bound or affected.

5.17                       Labor Matters.  (a) Except as set forth in Schedule 5.17(a) or except in the ordinary course of business as provisioned and/or reserved for in the financial statements of the Subsidiaries and/or as required by Applicable Law, there are no (i) outstanding loans and advances (other than routine business advances to be repaid or formally accounted for within sixty (60) days) made by either Subsidiary to, or made to either Subsidiary by, any Company Persons, (ii) current employment, consulting or severance agreements that either Subsidiary is a party to with any Company Persons, (iii) severance or bonuses payable to any Company Person upon termination of employment or engagement or upon the consummation of the transaction contemplated under this Agreement, and (iv) employee pension, plans, welfare benefit plans, stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, vacation plans, or any other employee benefit plan, program, policy or arrangement maintained or contributed to by the Subsidiaries.

(a)                                  The Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged nor have engaged in any unfair labor practice or unlawful employment practice.

(b)                                  Except as set forth on Schedule 5.17(b), no Subsidiary is a party to any labor or collective bargaining agreement or similar agreements, and there are no labor or collective bargaining agreements or similar agreements that pertain to employees of any Subsidiary.

(c)                                   Except as set forth on Schedule 5.17(c), there are no pending or, to Sellers’ Knowledge, threatened strikes, work stoppages, slowdowns or lockouts against any Subsidiary and no pending material unfair labor practice charges, grievances or complaints filed or, to Sellers’ Knowledge, threatened to be filed with any Governmental Authority based on the employment or termination by any Subsidiary of any individual.

(d)                                  There are no claims or controversies pending or, to the Knowledge of Sellers, threatened involving any labor union or similar organization, or otherwise, with respect to employees of the Subsidiaries.

5.18                       Insurance.  The Subsidiaries maintain insurance policies to cover all risks relating to Rock in Rio Business, which cover risk and amounts customary to such risks, to the Sellers’ Knowledge.  All such insurance policies are valid and in force until this date and there is no fact or circumstance which could make such insurance policies void or ineffective.  None of the Subsidiaries has breached any obligation undertaken under any such insurance policies which may materially affect the financial condition of any of the Subsidiaries. All premiums due and payable for such insurance policies have been paid in the ordinary course of business.

5.19                       Real Estate.  Schedule 5.19 sets forth a complete and correct list of all real estate properties leased by the Subsidiaries, in Brazil or abroad, indicating the name of lessor, date of signature and term, as well as the annual amounts charged, which have been duly paid by the Subsidiaries to the extent effectively owed.

5.20                       Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to Seller’s Knowledge, threatened in writing against any of the Sellers or any of the Subsidiaries.

5.21                       No Broker.  Except as set forth on Schedule 5.21, no broker, finder or investment company is entitled to any brokerage, finder’s or other fee or commission payable by the Company and/or any of the Subsidiaries in connection with the transactions contemplated by this Agreement.

5.22                       No Misstatements.  No representation or warranty made by any Seller in this Agreement, the Seller Disclosure Schedules or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

5.23                       Compliance with Foreign Corrupt Practices Act and Anti-Bribery Laws and Regulations.  Neither the Company nor any of its Subsidiaries, nor its respective directors, officers, employees, agents, affiliates, or other persons acting on behalf of the Company or any of its Subsidiaries have offered, given or promised, or authorized any offer, gift or promise of any money or other thing of value, directly or indirectly, through an intermediary or otherwise, to or for the benefit of any government official of a domestic or foreign national state or any instrumentality thereof, to any political party or official thereof, or to any candidate for political office for purposes of: (i) influencing any act or decision of such government official, political party, party official or candidate in his, her or its official capacity; (ii) inducing such government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate; or (iii) inducing such government official, political party, party official or candidate to use his, her or its influence with any government to affect or influence any act or decision of such government, in each case to assist the parties hereto in obtaining or retaining business for or with, or directing business to, any person.  For purposes of this Agreement, the term “government official” includes, but is not limited to, directors, officers or employees of wholly or partially state-owned or state-controlled corporations or enterprises; any person holding a legislative, administrative or judicial office of a country, whether appointed or elected; any person exercising a public function for a country, including for a public agency or public enterprise; and any official or agent of a public international organization.  The Company, to the Knowledge of the Sellers, have since its incorporation been in compliance with the Foreign Corrupt Practices Act (the “FCPA”) and other laws prohibiting the bribery of foreign or domestic government officials.  The Company and its Subsidiaries, to the Knowledge of the Sellers, have at all times been in compliance with all anti-bribery laws and regulations that may apply to any portion of such entity. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization.

VI.                              REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.                                     Purchaser hereby represents and warrants to Sellers as follows:

6.1                              Organization and Qualification.  Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate or similar power and authority to carry on its business as now being conducted.

6.2                              Authority.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser.

6.3                              Enforceability.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser enforceable against it in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (B) general principles of equity and (C) the power of a court to deny enforcement of remedies generally based upon public policy.

6.4                              No Violation or Breach.  The execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof by Purchaser will (A) result in a material violation or breach of or material default under any provision of the certificate of incorporation or bylaws or other similar governing documents of Purchaser or any agreement, indenture or other instrument under which Purchaser are bound; or (B) violate any Applicable Law or Governmental Order.

6.5                              Consents.  No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Purchaser or for or in connection with the consummation by Purchaser of the transactions contemplated hereby.

6.6                              Actions.  There is no Action pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser that, if adversely determined would have a material adverse effect on Purchaser´s ability to perform its obligations under this Agreement.

6.7                              Funds.  Purchaser has, and at all times prior to Closing will have, sufficient funds available to enable Purchaser to consummate the transactions contemplated hereby and to pay the Purchase Price, the other payments required of Purchaser hereunder and all fees and expenses of Purchaser.  Consummation of the transactions contemplated hereby will not cause Purchaser to become insolvent.

6.8                              Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to Purchaser’s Knowledge, threatened in writing against Purchaser.

6.9                              No Broker.  No broker, finder or investment company is entitled to any brokerage, finder’s or other fee or commission payable by the Purchaser in connection with the transactions contemplated by this Agreement.

6.10                       Due Diligence, Inspection. Without any limitation to Purchaser´s indemnity protections hereunder, Purchaser and its advisors have conducted their own independent investigation, review, analysis and a full scope due diligence of the Company and the Subsidiaries and the businesses and operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Subsidiaries, which is in a form and substance usually adopted for transactions similar to those contemplated hereby, including legal, Tax, accounting and operational matters.

VII.                         COVENANTS

7.1                              Conduct of Business.  Except as provided in Schedule 7.1, during the period between the date hereof and the earlier between the termination of this Agreement and the Closing Date (the “Transition Period”), Sellers shall and shall cause the Subsidiaries to conduct the Rock in Rio Business in the ordinary course, in a manner consistent with past practice. Without limiting the foregoing, during the Transition Period, except as otherwise contemplated by this Agreement, without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed, Sellers shall not, and shall cause the Subsidiaries not to, take or omit to take any action that would result in breach of the representations and warranties in Section V above. Without limiting the foregoing, Sellers shall not, and shall cause the Companies not to, except as required by Law or GAAP, in the ordinary course of business consistent with past practice or with the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned, or delayed:

(a)                                  except to the extent required to complete the IMX Option on or prior to the Closing Date, (i) issue, sell or grant any capital stock or other equity or equity-related interest or (ii) issue, sell or grant, or authorize or propose the issuance, sale or grant of any options, warrants, call rights, convertible securities, commitments, rights to purchase or subscribe to, or enter into any contract with respect to the issuance or sale of, any capital stock of or other equity interests in the Company or in the Subsidiaries or make any changes (by stock split, reverse stock split, combination, recapitalization, reorganization, formation of new subsidiaries or otherwise) in the corporate or capital structure of the Company or in the Subsidiaries;

(b)                                  enter into, assume or amend any Material Agreement, other than (i) Material Agreements entered into, assumed or amended with the prior consent of the Purchaser, (ii) other Material Agreements not covered by clause (i) above entered into in the ordinary course of business providing for payments over the term of such Material Agreements of no more than five hundred thousand Reais (R$500,000.00) per year, individually, or one million reais (R$1,000,000.00) per year, in the aggregate, (iii) renewal of any Material Agreement (including by replacing the relevant vendor, contractor or supplier), substantially in the same terms and conditions as currently in force (with values adjusted for inflation, agreements with unions, foreign exchange fluctuation affecting prices of services provided or in accordance with market standards), or (iv) amendments to any Material Agreements with respect to previously agreed or scheduled amendments;

(c)                                   except as required pursuant to existing written agreements in effect prior to the date of this Agreement, or as otherwise required by Applicable Law: (i) grant or provide any severance or termination payments or benefits to any employee, except, in the case of employees who are not statutory officers, in the ordinary course of business consistent with past practice; (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any employee, except for as in the ordinary course of business, consistent with past practice; (iii) enter into any contract with any labor union, labor organization, works council or other employee Representatives, other than in the ordinary course of business, except for the annual renewal thereof, consistent with past practice;

(d)                                  incur or guarantee any indebtedness or other obligations or issue or sell any debt securities in excess of five hundred thousand Reais (R$500,000.00), or create or permit any Encumbrance on Material Assets (except as provided in the Agreement) or forgive, cancel or compromise any Indebtedness, or transfer, waive or release any right of material value with respect to the Rock in Rio Business;

(e)                                   distribute, sell, assign, transfer, lease, license, or otherwise dispose of any interest in Intellectual Property Assets, other than in the ordinary course of business (including non-exclusive licenses granted in the ordinary course of business with a term not exceeding two (2) years);

(f)                                    other than loans between RW and any of the Subsidiaries in the ordinary course of business, grant any loans to others or purchase any debt securities of others or amend the terms of any outstanding loan agreement, other than in the ordinary course of business, consistent with past practice;

(g)                                   initiate or settle any Litigation with a judgment, or that is likely to result in a judgment, in excess of fifty thousand Reais (R$50,000);

(h)                                  adopt or change any Subsidiaries’ accounting policies or procedures, including with respect to reserves, depreciation or amortization policies or rates, revenue recognition policies, billing and invoicing policies, or payment or collection policies of practices;

(i)                                      take any action that would result in any of the Closing Conditions not being satisfied or that would delay their satisfaction; or

(j)                                     offer to discuss entering into, negotiate entering into, authorize the entrance into, or enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

7.2                              From the date of this Agreement to the Closing, the Company and its Subsidiaries shall:  (i) provide to Purchaser (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents, financing sources and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Purchaser or its Representatives may reasonably request.  The Sellers will permit Purchaser and its Representatives to meet with the officers of the Company and its Subsidaries responsible for the financial statements and internal controls of the Company and its Subsidiaries to discuss such matters as Purchaser may deem reasonably necessary or appropriate to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto. Without limitation to the foregoing, the Sellers will use their best efforts to cause Rock World to produce US GAAP and US GAAS audited financial statements with an unqualified opinion (on a consolidated basis) for the calendar years 2012 and 2013, on or before March 2, 2014. All costs relating to compliance with such foreign obligations will be borne exclusively by Purchaser.

7.3                              Further Action; Consents; Filings. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any governmental entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Purchaser or the Sellers or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those required under the Brazilian law, and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, and the transactions contemplated by this Agreement required under applicable Law.  The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing in good faith copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b) In connection with the foregoing, each party will (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and provide the other party with a copy of any such written communication (or summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated hereby unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate.  Each of Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the requisite approvals.  In exercising the foregoing right, each of the parties will act reasonably and as soon as possible.  Each party agrees that it will consult with the other party with respect to obtaining all requisite approvals and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary in this Agreement, if any proceeding is instituted (or threatened to be instigated) challenging any transaction contemplated by this Agreement, it is expressly understood and agreed that no party to this Agreement:  (i) shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; (ii) shall be under any obligation to make proposals, execute or carry out agreements or submit orders providing for (1) the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of such party or any of its affiliates or Subsidiaries, (2) the imposition of any limitation or regulation on the ability of such party or any of its affiliates or Subsidiaries to freely conduct their business or own such assets or (3) any limitation on the ability of Purchaser or any of its affiliates or Subsidiaries to exercise full rights of ownership of such shares; (iii) or shall be required to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect.  Nothing in this Section 7.3 shall limit a party’s right to terminate this Agreement pursuant to Section IX below if such party has, until such date, complied in all material respects with its obligations under this Section 7.3.

7.4                              From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereunder or otherwise limit the right of Purchaser to own or operate all or any portion of the business, assets or properties of the Company or any Company Subsidiary.

VIII.                    INDEMNIFICATION

8.1                              Indemnification by Sellers.  Subject to the terms and limitations set forth in this Agreement, Sellers shall severally and jointly within each Family Group pursuant to Schedule 5 hereto, indemnify, defend, reimburse and hold harmless Purchaser, its Affiliates and their respective directors, officers and partners (each such Person, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred by any Purchaser Indemnified Party in relation to (i) any breach or non-performance of any representation or warranty of Sellers contained in Section V above; (ii) any covenants or obligations of Sellers under this Agreement and (iii) any violations of anti-corruption laws or regulations occurring prior to the Closing Date, including (A) any violation discovered after the Closing Date whether known or unknown to Purchaser or any of the Sellers at the time of the Closing Date, (B) the costs of Purchaser’s investigation of the same, including but not limited to costs of retaining outside counsel or consultants to assist in the investigation and representation before the responsible government authority, and (C) all fines, penalties, or costs associated with remedial compliance measures related to any such violation.

8.2                              Indemnification by Purchaser.  Subject to the terms and limitations set forth in this Agreement, Purchaser shall indemnify, defend, reimburse and hold harmless Sellers, its Affiliates and their respective directors, officers and partners (each such Person, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against any and all Losses actually incurred by any Seller Indemnified Party for any breach or non-performance of (i) any representation or warranty contained in Section VI above and (ii) any covenants or obligations of Purchaser under this Agreement.

8.3                              Limitations of Warranties and Damages; No Reliance. (a) Purchaser agrees that except for the representations and warranties expressly set forth in this agreement, Sellers make no representation or warranty whatsoever, whether express or implied, at equity, common law, by statute or otherwise; (b) the Parties agree that the recovery by any Indemnified Party of any damages suffered or incurred by such Indemnified Party as a result of any breach by another Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by an Indemnified Party as a result of the breach by the breaching Party of its obligations hereunder and in no event shall the breaching Party be liable to an Indemnified Party for any indirect, consequential, special, exemplary or punitive damages suffered or incurred by an Indemnified Party as a result of the breach by the breaching Party of any of its obligations hereunder; and (c) Purchaser acknowledges that it is relying upon only those representations and warranties of Sellers that are expressly contained in this Agreement, as well as upon its own inspections and investigation, in order to satisfy itself as to the condition and suitability of the Shares and the Rock in Rio Business, assets, liabilities, operations or condition (financial or otherwise) of the Company and the Subsidiaries.  Neither the period of survival nor the liability of the Sellers with respect to the Sellers’ representations and warranties shall be affected by any investigation made at any time (whether before or after the Closing) by or on behalf of Purchaser or by any actual, implied or constructive knowledge or notice of any facts or circumstances that Purchaser may have as a result of any such investigation or otherwise.  The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement.  The expiration of the survival period for any representation and warranty shall not affect the rights of any Purchaser Indemnified Party to seek indemnification or otherwise seek recovery of losses or any other recovery from any Seller as a result of fraud, willful misconduct or knowing misrepresentation, as proven by a definitive judgment or arbitration award not subject to appeal (sentença judicial ou decisão arbitral transitada em julgado).

8.4                              Limitations of Liability.

(a)                                  None of the Purchaser Indemnified Parties shall be entitled to assert any right to indemnification pursuant to Section 8.1 (i) in relation to any Loss or series of Losses, (but excluding those Losses in relation to Uncapped Sellers Indemnity Obligations), which does not exceed the De Minimis Amount (each such Loss or series of Losses, a “De Minimis Loss”); and (2) until the aggregate amount of all Losses actually suffered by the Purchaser Indemnified Parties exceeds the Basket Amount (excluding any De Minimus Loss), in which event the Purchaser Indemnified Parties may make claims for indemnification the full amount of Losses, including the Basket Amount, provided however that the Basket Amount shall not apply with respect to any claim for Losses with respect to the Uncapped Sellers Indemnity Obligations.

(b)                                  In no event shall Sellers ever be required to indemnify any Purchaser Indemnified Party for Losses pursuant to Section 8.1 above in any amount exceeding forty-five million Reais (R$45,000,000.00), adjusted annually in accordance with the CDI (“Cap”), except for the Uncapped Sellers Indemnity Obligations or in case of fraud or willful misconduct (fraude ou dolo) or knowing misrepresentation by the Sellers or any officer, director, employee or agent of the Company or any of the Subsidiaries, as proven by a definitive judgment or arbitration award not subject to appeal (sentença judicial ou decisão arbitral transitada em julgado).

(c)                                   All claims for indemnification against any of the Sellers must be asserted on or prior to the date that is thirty (30) months following the Closing Date; provided, however, that claims for breaches of the representations of Section 5.11 above must be asserted on or prior to the date that is six (6) years following the Closing Date; provided, further, that claims for indemnification in respect of the Uncapped Sellers Indemnity Obligations must be asserted on or prior to the expiration of the applicable statute of limitations. The claims period is indefinite for claims based on fraud, willful misconduct or knowing misrepresentations, as proven by a definitive judgment or arbitration award not subject to appeal (sentença judicial ou decisão arbitral transitada em julgado).  In case a written notice of a claim by the Purchaser to the Sellers has been given prior to the expiration of the applicable periods mentioned above in accordance with this Agreement, then the relevant representations and warranties or indemnification obligations shall survive as to such claim, until such claim has been finally resolved.

(d)                                  Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be required to indemnify any Purchaser Indemnified Party for Losses pursuant to this Agreement in any amount exceeding, in the aggregate, the Purchase Price (including, for the avoidance of doubt, with respect to an Uncapped Sellers Indemnity Obligation).

8.5                              Indemnification Procedure.  Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)                                  If a claim by a third party is made against a Seller Indemnified Party or a Purchaser Indemnified Party (any such Person, an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Section VIII, such Indemnified Party shall furnish written notice of such claim (in reasonable detail and including the factual basis for such claim and the amount thereof) to the Party against whom indemnity is sought (such Party, in such capacity, the “Indemnifying Party”).  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim.  The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder except to the extent the

Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.  Within ten (10) Business Days of delivery of a notice of claim with respect to a third party claim, the Sellers may elect (by written notice delivered to Purchaser) to take all necessary steps properly to diligently contest any third party claim or to prosecute such third party claim to conclusion or, subject to the provisions of this Section, settlement, provided that as a condition to such election the Sellers acknowledge the obligation of the Sellers pursuant to this Article VIII to indemnify the Purchaser Indemnified Parties for all losses that may result from such third-party claim.  If the Sellers make the foregoing election, Purchaser Indemnified Parties will have the right to participate at their own expense in all negotiations and proceedings.  If the Sellers do not make such election within such period or fail to diligently contest such third party claim after such election, the Purchaser shall be free to handle the prosecution or defense of any such Third Party Claim and will permit the Sellers, at the sole cost of the Sellers, to participate in such prosecution or defense and will provide the Sellers with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof.  No Indemnifying Party shall consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any such claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that, if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such claim and unconditionally releases the Indemnified Party and its Affiliates from all liability in connection with such claim.  Whether or not the Indemnifying Party shall have assumed the defense of such claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge (including the consent to entry of any judgment with respect to), any such claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned) unless the Indemnified Party has waived in writing any right to indemnity from the Indemnifying Party with respect to such claim in which case no such consent shall be required.

(b)                                  In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (an “Indemnified Claim”), such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person.  Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner and (at such Indemnifying Party’s cost and expense) in prosecuting any subrogated right or claim.

(c)                                   Any amount owing by an Indemnifying Party to an Indemnified Party in connection with any Indemnified Claim shall be paid by such Indemnifying Party within fifteen (15) days of final determination thereof (whether by mutual agreement of the Parties or pursuant to arbitral proceedings in accordance with Section XI below).

(d)                                  If a Purchaser Indemnified Party proceeds with the defense of any Third Party Claim, all fees and expenses, including reasonable attorneys’ fees, relating to the defense of such Third Party Claim shall be deemed to be Losses for which the Indemnified Parties are entitled to indemnification hereunder.

8.6                              Further Indemnity Limitations.

(a)                                  The amount of any indemnifiable Loss shall be reduced (i) to the extent any Indemnified Party receives any insurance proceeds with respect to such Loss, (ii) to take into account any payment actually received by an Indemnified Party with respect to such Loss

(b)                                  Notwithstanding anything to the contrary in this Agreement, Sellers shall not be liable for any Losses based upon, arising out of or otherwise in respect of, (i) any fact, matter, event or circumstance which is disclosed in this Agreement, including the Schedules or it is reasonably apparent that such fact or matter has been disclosed in the Financial Statements of the Company, or (ii) any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement if Purchaser had knowledge of such inaccuracy or breach prior to the Closing.

(c)                                   In case of Losses incurred by the Company or the Subsidiaries, Sellers shall indemnify the Purchaser Indemnified Parties only to the extent of such Purchaser Indemnified Parties direct or indirect pro rata participation in the outstanding capital of the Company and/or the Subsidiaries which directly suffered the Loss.

8.7                              Sole and Exclusive Remedy.  The indemnification provisions contained in this Agreement shall be the sole and exclusive remedy of each Party and the Seller Indemnified Parties and the Purchaser Indemnified Parties (i) for any breach of any Party’s representations, warranties, covenants or agreements contained in this Agreement or (ii) otherwise with respect to this Agreement or the transactions contemplated hereby.  In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action such Party or its Affiliates may have against another Party hereunder or under Applicable Law with respect thereto.

8.8                              Pledge of Shares. On Closing Date Sellers will pledge and grant to the Purchaser a security interest in, all of the Sellers’ right, title and interest in shares issued by Holdco, owned by Sellers, representing thirty percent (30%) of the total and outstanding capital stock of Holdco (“Pledged Interests”).  The security interest on the Pledged Interests will be governed by Brazilian law and will secure the prompt and complete payment when due of all Sellers’ obligations under Section 8.1 above, and shall be effective for a period of 30 (thirty) months following the Closing Date, substantially in the form of Schedule 4.2(i) herein. The pledge will not interfere in any way with the voting rights of Sellers.

IX.                              TERMINATION

9.1                              Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the date of exercise of the option under the IMX Option in accordance with Section 4.1.3 above:

(a)                                           by the mutual consent of Purchaser and Sellers as evidenced in writing signed by each of Purchaser and Sellers;

(b)                                  by either Sellers or Purchaser with written notice to the other Party if the Closing shall not have occurred by six (6) months after the date hereof; provided, however, that the right to terminate this Agreement under this Section IX shall not be available to a Party if such Party’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

(c)                                   by either Purchaser or Sellers, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(d)                                  by either Party upon a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, or if any representation or warranty of any Party shall have become untrue, in either case such that the conditions set forth in Sections 3.2(a), (b) or (c) or Sections 3.3(a) or (b), as applicable, would not be satisfied (“Terminating Breach”); provided, however, that, if such Terminating Breach is curable by the breaching Party through the exercise of their commercially reasonable efforts and for so long as such Party continues to exercise such commercially reasonable efforts, the other Party may not terminate this Agreement hereunder unless such breach is not cured within fifteen (15) days after notice thereof is provided by non-breaching Party to the breaching Party (but no cure period is required for a breach which, by its nature, cannot be cured).

9.2                              Effect of Termination.  In the event of termination of this Agreement by Sellers or Purchaser pursuant to Section 9.1(b), 9.1(c) or 9.1(d) above, written notice thereof shall promptly be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate. If this Agreement is terminated as provided in Section 9.1 above, this Agreement shall become void and have no effect, without any liability to any Party in respect hereof or of the transactions contemplated hereby on the part of any Party, or any of its Affiliates or representatives, except as specified in Section VIII above and except for any liability resulting from such Party’s breach of this Agreement. In addition, if this Agreement is terminated as provided in Section 9.1 above, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made. The termination of this Agreement does not result in the waiver by any Party of any right available under Applicable Law or this Agreement against the Party that caused or gave rise to the termination.

X.                                   CONFIDENTIALITY

10.1                       The Parties shall hold confidential all Confidential Information directly or indirectly related to this Agreement and to the transactions contemplated herein, as well as all information obtained during the negotiations and investigations for the execution of this Agreement, provided however that such Confidential Information may be provided to or disclosed to its counsel, auditors, any regulatory authority having jurisdiction over it, to any financing source, provided that any such authorized third party to which information has been disclosed has agreed to be bound by confidentiality obligations of similar effect, which shall be subject to the confidentiality obligations provided hereunder, or as necessary to comply with any disclosure obligation to which it is subject under the securities laws of any jurisdiction or under the rules of any exchange on which its shares may be listed or trade. For purposes of this Agreement, “Confidential Information” means any information and document of any nature, including in digital form, which is delivered to any Party by the other Party, or by their consultants, auditors, accountants, attorneys, representatives or employees, which are related to the Parties, the Companies or operations of their clients, suppliers and partners, including, without limitation, know-how managing data, financial data, and market strategy (including earnings, costs and profits related to any products or services of either of the Parties), commercial names, price lists, lists of clients and industries, or any other information, written or not, which is or was used in the operations of any of the Parties or the Companies.

10.1.1             For the purposes of this Agreement, Confidential Information shall exclude any information that: (i) was available to the public at the time disclosed by a Party to the other Party; (ii) is currently public or eventually becomes public without fault of either of the Parties or any advisors or representatives of the Parties; (iii) the disclosure of which was required by a Governmental Authority or by judicial or administrative order, in the opinion of counsel the failure to comply with which would subject any Party to a penalty or other sanction; or (iv) the disclosure of which was expressly authorized by the other Party.

10.1.2             Any information disclosed to third parties by a Seller must be preceded by prior written approval by Purchaser. Except as provided above, any information disclosed to third parties by Purchaser must be preceded by prior written approval by Sellers.

XI.                              MISCELLANEOUS

11.1                        Common Representative of the Sellers. For all the purposes of this Agreement, all of the Sellers hereby appoint Roberto Medina as their representative, with the necessary powers to receive notices and communications, service of process, take any and all actions and execute any and all documents necessary or advisable in connection with the provisions and transactions hereunder (“Sellers’ Representative”).  In this regard, the Parties hereby agree that (i) the delivery or receipt of any notices and communications to any of the Sellers shall be made to/by the Sellers’ Representative, and (ii) for the purposes of this Agreement, whenever a notice or communication related to a Seller is issued, such notice shall be considered delivered to the recipient thereof upon its receipt by the Sellers’ Representative. The Sellers may substitute the Sellers’ Representative, at any time, by one (and no more than one) individual of their choice, resident and domiciled in Brazil, by means of a written notice delivered at least five (5) Business Days in advance to the Purchaser. In case Roberto, for any reason, is no longer able to act or receive notices and communications on behalf of the Sellers and the Sellers’ Representative is not replaced within five (5) Business Days, Rodolfo shall be the new Sellers’ Representative.

11.2                        Notices.  Subject to the provisions of Section 11.1 above, all notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1) or by facsimile, at the fax numbers below, only if followed by telephonic confirmation at the phone numbers below:

I.                                        To the Purchaser:

SFX Entertainment Inc.

Attn.:                                         Robert F.X. Sillerman

Executive Chairman

430 Park Avenue, 6th Floor

New York, NY  10022

Telephone:           (646) 561-6388

Fax:                                               (646) 417-7393

Email:                                    1@sfxii.com

with a copy to (without representing service of process, summons or notification):

Howard Tytel, Esq.

General Counsel

Telephone:           (646) 561-6385

Fax:                                               (646) 417-7393

Email:                                    howard@sfxii.com

II.                                   To Roberto, Roberta and Rodolfo:

Avenida Paisagista José Silva de Azevedo Neto No. 200, block 1, suite 205, Empreendimento O², Barra da Tijuca

Rio de Janeiro - RJ

Telephone:           (21) 3030-8888

Fax:                                               (21) 2490-3046

Email:                                    robertomdn@rockinrio.com

luisjusto@rockinrio.com

with a copy to (without representing service of process, summons or notification):

Pinheiro Guimarães Advogados

Avenida Paulista 1842, 24º andar, Torre Norte
01310-923  São Paulo, SP

Telephone:           (11) 4501-5000 / 5004

Fax:                                               (11) 4501-5025

Att.:                                                Marcelo Lamy Rego

Email:                                    mlamy@pinheiroguimaraes.com.br

mmastrocola@pinheiroguimaraes.com.br

III.                              To Rubem:

Avenida das Américas No. 4430, sala 204 — parte

Rio de Janeiro - RJ

Telephone:           (21) 2122-8200

Fax:                                               (21) 2122-8275

Email:                                    rubemmedina@artplan.com.br

with a copy to (without representing service of process, summons or notification):

Pinheiro Guimarães Advogados

Avenida Paulista 1842, 24º andar, Torre Norte
01310-923  São Paulo, SP

Telephone:           (11) 4501-5000 / 5004

Fax:                                               (11) 4501-5025

Att.:                                                Marcelo Lamy Rego
Email:                                    mlamy@pinheiroguimaraes.com.br

mmastrocola@pinheiroguimaraes.com.br

IV.                               To Lionel, Marcella and Filipe:

Av. das Américas 4430, sala 204 — parte

Rio de Janeiro - RJ

Telephone:           (21) 2122-8254

Fax:                                               (21) 2122-8275

Email:                                    lionelchulam@artplan.com.br

with a copy to (without representing service of process, summons or notification):

Pinheiro Guimarães Advogados

Avenida Paulista 1842, 24º andar, Torre Norte

01310-923  São Paulo, SP

Telephone:           (11) 4501-5000 / 5004

Fax:                                               (11) 4501-5025

Att:                                                   Marcelo Lamy Rego

Email:                                    mlamy@pinheiroguimaraes.com.br

mmastrocola@pinheiroguimaraes.com.br

11.1.1              Notifications delivered in accordance with Section 11.1 above shall be considered effective: (i) at the time delivered, if delivered in person; (ii) at the time received, if sent by mail, email or courier service; and (iii) if sent by fax, on the date shown on the transmission confirmation receipt issued by the recipient fax machine, it being understood that whenever notices to the Sellers are delivered by fax or email, such notices shall be valid only if they are simultaneously sent to Pinheiro Guimarães Advogados at fax number (11 4501-5025) or to both email addresses indicated above (i.e. mlamy@pinheiroguimaraes.com.br and mmastrocola@pinheiroguimaraes.com.br).

11.3                        Parties in Interest; Assignment. Neither Party shall assign or delegate its rights or obligations under this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.  No assignment of this Agreement shall relieve the assigning Party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns and shall be enforceable by the Parties hereto and their respective successors and permitted assigns. The Parties hereby agree that the Purchaser may assign, at its sole discretion, its contractual position under this Agreement (including all rights and obligations) to an Affiliate of Purchaser incorporated in Brazil which shares are all held by Purchaser (with the exception of a nominal number of shares held by a nominee shareholder), without the consent of the Sellers, upon simple written notice to the Representative of the Sellers, prior to such assignment, provided, however, that Purchaser will remain jointly and severally liable (devedor solidário) with such Affiliate for all obligations undertaken hereunder, including but not limited to the payment of the Purchase Price and the obligations under Sections IV and 8.2 above, and hereby expressly waives all benefits set forth in articles 333, sole paragraph, 364, 366, 368, 821, 827, 829, 830, 834, 835, 837, 838 and 839 of Federal Law No. 10,402, of January 10, 2002, as amended (the “Brazilian Civil Code”) and articles 77 and 595 of Federal Law No. 5,869, of January 11, 1973, as amended (the “Brazilian Civil Procedure Code”), in connection with any and all obligations of the Purchaser or of the Affiliate to which Purchaser has assigned its rights and obligations hereunder.

11.4                        Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed by each of the Parties.  Sellers may waive compliance by Purchaser, and Purchaser may waive compliance by Sellers, with any term or provision of this Agreement on the part of such Party to be performed or complied with only by an instrument in writing.  The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

11.5                        Irrevocability and Irreversibility; Entire Agreement. This Agreement is irrevocable and irreversible and binds the Parties and their heirs and successors-in-interest. This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior written or oral agreements, understandings, representations or warranties between the Parties.

11.6                        Schedules and Exhibits.  All Schedules and Exhibits hereto that are referred to herein are hereby made a part hereof and incorporated herein by such reference.  Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement.  The specification of any Reais amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any claim, dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

11.7                        Time of Essence; Action on Business Day.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

11.8                        Agreement for the Parties’ Benefit Only; Non-Recourse. This Agreement is not intended to confer upon any Person not a party hereto, other than the Parties’ successors or permitted assigns, any rights or remedies hereunder, and no Person other than the Parties, their successors or permitted assigns is entitled to rely on any representation, warranty, covenant or agreement contained herein. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of Purchaser or Sellers, respectively, shall have any liability for any obligations or liabilities of Purchaser or Sellers (as the case may be) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

11.9                        Severability.  If any term or other provision of this Agreement shall be held invalid, illegal or incapable of being enforced by any Applicable Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party.  Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.10                 Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred, shall be paid by (i) the Purchaser, in respect of fees and expenses incurred by the Purchaser; and (ii) Rock World, in respect of reasonable fees and expenses incurred by the Sellers.  Purchaser shall also be obligated to pay any and all costs of any audit of any of the Companies as may be required to enable Purchaser to complete and file any filing by Purchaser or an Affiliate of Purchaser with any Governmental Authority, as provided in Section 11.11 below.

11.11                 Updates with Governmental Authorities. Purchaser shall be responsible for carrying on, as soon as feasible and in accordance with Applicable Law, any and all administrative procedures, applications, petitions or requirements necessary for the updates and amendments of registrations and processes before Governmental Authorities required as a result of the transactions contemplated hereby in connection with the Companies, including the replacement before such Governmental Authorities of any and all attorneys-in-fact and Representatives appointed by Sellers or the Companies, as the case may be, and Purchaser shall bear any and all costs and expenses incurred for that matter.

11.12                 Public Announcement. Without the prior written approval of the other Party (which approval shall not be unreasonably withheld), no Party shall issue, or permit any Representative or Affiliate of such Party to issue, any press releases or otherwise make, or cause any Representative or Affiliate of such Party to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except when such release or statement is deemed in good faith by the releasing Party to be required by Applicable Law or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or its Affiliates are listed.  In each case to which such exception applies, the releasing Party shall use its reasonable efforts to provide a copy of such release or statement to Purchaser (in the case of a release or statement by Sellers) or Sellers (in the case of a release or statement by Purchaser) and incorporate any reasonable changes which are suggested by such Party prior to releasing or making the statement.

11.13                The Sellers acknowledge that SFX is a public company, with reporting and other obligations imposed on it by law, regulation and by the rules of the exchange on which it listed.  As such, the Sellers agree to cooperate and to use their reasonable best efforts to assist SFX in meeting its obligations insofar as they involve the Company and its Subsidiaries. All costs relating to compliance with such obligations will be borne exclusively by Purchaser.

11.14                 The Parties agree that all amounts in US Dollars mentioned in this Agreement have been defined, calculated and negotiated on the basis of the following currency quotations (current on the date of negotiation of the bases of this Agreement): US$1.00 = R$2.34 and 1.00€ = R$3.22. In the event of a material devaluation (in excess of ten percent (10%)) of the US Dollar against the Real and/or against the

Euro (or against the currency or currencies which may replace them in the future), the amounts shown herein in US Dollars shall be revised/interpreted by the Parties in order to restore the purchasing power/value reference which the Shareholders intended to establish when these amounts were defined.

XI.                               ARBITRATION

11.1                        This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of Brazil without giving effect to any choice or conflict of laws provision or rule that would cause the application of the Laws of any jurisdiction other than Brazil.

11.2                        All disputes, controversies and/or differences involving any of the Parties related to or in connection with this Agreement, including disputes relating to the breach, review, termination, existence, validity or enforceability of this Agreement, be shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce effective as of the date on which the arbitration request is presented (“ICC Rules”), as modified by the provisions set forth on Schedule 11.2.  The Emergency Arbitrator Provisions of the ICC rules shall not apply.

11.3                        The arbitration shall take place in the city of Rio de Janeiro, State of Rio de Janeiro, Brazil, where the arbitral award shall be issued.

11.4                        The proceeding shall be conducted in the English language.

11.5                        The arbitration panel shall be composed by three (3) arbitrators to be appointed according to the ICC Rules. Each Party shall designate an arbitrator, pursuant to the ICC Rules. The arbitrators appointed by the Parties shall jointly appoint the third arbitrator, who shall serve as chairman of the arbitration panel. If any of the Parties does not appoint an arbitrator and/or the party-appointed arbitrators do not appoint the chairman within the term prescribed in the ICC Rules, the chairman of the ICC shall make such appointment.

11.6                        If more than two (2) Parties to this Agreement are party to the arbitral proceeding, the multiple claimants and/or the multiple respondents shall appoint their respective arbitrator.  In the absence of such a joint appointment by one of the sides, the ICC shall designate all three arbitrators according to the ICC Rules, being one of them to act as chairman.

11.7                        To the fullest extent permitted by the Applicable Law, the Parties waive their right to seek any remedies against the arbitration award and any defenses against its enforcement. The enforcement of the arbitration award may be requested before any courts having competent jurisdiction.  Any deadline for the issuance of the arbitration award may be extended by the arbitration panel, if there is a justifiable reason. The decision of the arbitration panel made by the majority of the arbitrators shall be definitive, shall bind the Parties and shall be enforceable in accordance with the law.

11.8                        The fees and expenses with the arbitrators, experts appointed by the arbitrators and the administrative expenses of the ICC that may be incurred in the course of the arbitration proceeding shall be paid by the Parties in accordance with the ICC Rules.  The final arbitration award may provide for the allocation of such fees and expenses as part of the award.

11.9                        In the event any of the Parties needs to seek injunctive relief prior to the institution of the arbitration, the Parties elect the venue of the court of the City of Rio de Janeiro, State of Rio de Janeiro, Brazil.  After the institution of the arbitration, the arbitration panel may, at the request of a party to the arbitration proceeding, order any urgent measure it deems appropriate and review any urgent measure determined by the competent court prior to the institution of the arbitration.  The application to a judicial authority for such urgent measures before the institution of the arbitration or the application to a judicial authority for the implementation of measures ordered by the arbitration panel shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitration panel, including the powers to review the judicial order issued by a judicial court prior to the institution of the arbitration.

11.10                 The Parties hereby agree that the arbitration shall be kept confidential, and its elements (including the arguments of the parties thereto, evidence, reports and other third party statements and any documents submitted or exchanged within the course of the arbitration), may only be disclosed to the arbitration tribunal, to the parties thereto, their attorneys and to any Person necessary for the arbitration, except if the disclosure is (i) required for the compliance of the obligations imposed by Applicable Law or by a Governmental Authority, or (ii) necessary for judicial measures prior to the arbitration (such as court injunctions), in aid of arbitration or post-arbitration (such as the enforcement of arbitral awards and lawsuit to annul the arbitral award), in which cases the relevant party to the arbitration shall use its reasonable best efforts to disclose little Confidential Information as possible. The arbitration shall be conducted on a confidential basis and the arbitrators appointed as set forth in Section 11.5 above shall adhere to the confidentiality obligations set forth herein

WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

Rio de Janeiro, December 12, 2013.

(The remainder of this page left intentionally in blank.)

(Signature Page 1/11 of the Share Purchase Agreement of A.H.O.S.P.E Empreendimentos e Participações S.A. entered into on December 12, 2013.)

/S/ Roberto Medina

ROBERTO MEDINA

(Signature Page 2/11 of the Share Purchase Agreement of A.H.O.S.P.E Empreendimentos e Participações S.A. entered into on December 12, 2013.)

/s/ Rubem Medina

RUBEM MEDINA

(Signature Page 3/11 of the Share Purchase Agreement of A.H.O.S.P.E Empreendimentos e Participações S.A. entered into on December 12, 2013.)

/S/ Roberta Medina

ROBERTA MEDINA

(Signature Page 4/11 of the Share Purchase Agreement of A.H.O.S.P.E Empreendimentos e Participações S.A. entered into on December 12, 2013.)

/S/ Rodolfo Medina

RODOLFO MEDINA

(Signature Page 5/11 of the Share Purchase Agreement of A.H.O.S.P.E Empreendimentos e Participações S.A. entered into on December 12, 2013.)

/s/ Marcella Fernandes Chulam

MARCELLA FERNANDES CHULAM

(Signature Page 6/11 of the Share Purchase Agreement of A.H.O.S.P.E Empreendimentos e Participações S.A. entered into on December 12, 2013.)

/s/ Filipe Fernandes Chulam

FILIPE FERNANDES CHULAM

(Signature Page 7/11 of the Share Purchase Agreement of A.H.O.S.P.E Empreendimentos e Participações S.A. entered into on December 12, 2013.)

SFX ENTERTAINMENT INC.

/s/ Robert F.X. Sillerman	/s/ Richard Rosenstein
Name: Robert F.X. Sillerman	Name: Richard Rosenstein
Title: Chief Executive Officer	Title: Chief Financial Officer

(Signature Page 8/11 of the Share Purchase Agreement of A.H.O.S.P.E Empreendimentos e Participações S.A. entered into on December 12, 2013.)

/s/ Lionel Chulam

LIONEL CHULAM

(Signature Page 9/11 of the Share Purchase Agreement of A.H.O.S.P.E Empreendimentos e Participações S.A. entered into on December 12, 2013.)

A.H.O.S.P.E EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

/s/ Roberto Medina	/s/ Lionel Chulam
Nome: Roberto Medina	Nome: Lionel Chulam
Cargo: Officer	Cargo: Officer

(Signature Page 10/11 of the Share Purchase Agreement of A.H.O.S.P.E Empreendimentos e Participações S.A. entered into on December 12, 2013.)

ROCK WORLD S.A.

/s/ Roberto Medina	/s/ Lionel Chulam
Name: Roberto Medina	Name: Lionel Chulam
Title: Chief Executive Officer	Title: Officer

(Signature Page 11/11 of the Share Purchase Agreement of A.H.O.S.P.E Empreendimentos e Participações S.A. entered into on December 12, 2013.)

Witnesses:

/s/ Daniela Cristina Scarabelli	/s/ Danielle Araki Leal
Name: Daniela Cristina Scarabelli	Name: Danielle Araki Leal
Id.:	Id.:
Taxpayer Card (CPF/MF):	Taxpayer Card (CPF/MF):